Exhibit 4.1
LIMITED CALL RIGHT FORBEARANCE AGREEMENT
     This Limited Call Right Forbearance Agreement (this “Agreement”) is made and entered into as of February 17, 2010 by and between Williams Partners L.P., a Delaware limited partnership (the “Partnership”), and Williams Partners GP LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”).
RECITALS
     A. The Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of August 23, 2005, as amended (the “Partnership Agreement”), has been entered into and effectuated by the General Partner pursuant to the authority granted to it in Article XIII of the Partnership Agreement. Capitalized terms used, but not defined herein, shall have the meanings ascribed thereto in the Partnership Agreement.
     B. Under Section 15.1 of the Partnership Agreement, if at any time the General Partner and its Affiliates hold more than 80% of the total Limited Partner Interests of any class then Outstanding, the General Partner shall then have the right (the “Limited Call Right”), which right it may assign and transfer in whole or in part to the Partnership or any Affiliate of the General Partner, exercisable at its option, to purchase all, but not less than all, of such Limited Partner Interests of such class then Outstanding held by Persons other than the General Partner and its Affiliates at a price and on the terms specified in such Section 15.1.
     C. On the date hereof, pursuant to a Contribution Agreement by and among Williams Gas Pipeline Company, LLC, a Delaware limited liability company, Williams Energy Services, LLC, a Delaware limited liability company, WGP Gulfstream Pipeline Company, L.L.C., a Delaware limited liability company, the General Partner, the Partnership, Williams Partners Operating LLC, a Delaware limited liability company, and, for a limited purpose, The Williams Companies, Inc., a Delaware corporation, dated as of January 15, 2010 (the “Contribution Agreement”), the Partnership is issuing 203,000,000 Class C units representing limited partner interests in the Partnership (“Class C Units”), which are convertible pursuant to their terms into Common Units, to the General Partner and its Affiliates as partial consideration for the contribution by the General Partner and its Affiliates of certain assets (the “Contribution”).
     D. Immediately after the Contribution, the General Partner and its Affiliates will own approximately 83.9% of the Common Units (assuming the full conversion of Class C Units held by the General Partner and its Affiliates) and, upon the full conversion of the Class C Units into Common Units, may thereafter be entitled under the Partnership Agreement to exercise the Limited Call Right with respect to the Common Units.
     E. The parties desire that the General Partner will agree to forbear exercising the Limited Call Right in certain circumstances.
AGREEMENT
For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Forbearance of Exercise of Limited Call Right
The General Partner agrees not to exercise or permit to be exercised the Limited Call Right with respect to the Common Units unless the General Partner and its Affiliates hold more than 85% of the Common Units then Outstanding. The Partnership is relying on the forbearance of the exercise of the Limited Call Right as part of the consideration for the transactions contemplated by the Contribution Agreement.
2. Termination of Forbearance
The General Partner’s agreement in Section 1 hereof and the remainder of this Agreement shall terminate at such time as the General Partner and its Affiliates collectively hold less than 75% of the Common Units then Outstanding (assuming the full conversion of Class C Units held by the General Partner and its Affiliates), in which event the Limited Call Right will be exercisable in accordance with the Partnership Agreement.
3. Specific Performance
The parties have agreed that irreparable damage would occur in the event that any provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, prior to termination of this Agreement in accordance with its terms, to the fullest extent permitted by law, the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in addition to any other remedy to which the parties are entitled at law or in equity. In connection with any request for specific performance or equitable relief by any party, each of the other parties agrees to waive any requirement for the security or posting of any bond in connection with the remedy of specific performance or equitable relief. Any actions for specific performance or equitable relief must be brought in the Delaware Chancery Court or the federal courts within the State of Delaware.
4. Notices
Notices under this Agreement shall be provided in writing and shall be deemed received if sent to the address or fax number specified below: (i) on the day received if sent by courier delivery, (ii) on the next Business Day if sent by facsimile transmission when sender has machine confirmation that the notice was transmitted, or (iii) three (3) Business Days after mailing if sent by certified or registered mail.

To the General Partner:	To the Partnership:

Williams Partners GP LLC	Williams Partners L.P.
One Williams Center	One Williams Center
Tulsa, Oklahoma 74172	Tulsa, Oklahoma 74172
Attention: General Counsel	Attention : Chief Financial Officer
Telecopy: (918) 573-5942	Telecopy: (918) 573-0871

with a copy to:

Williams Partners L.P.
One Williams Center, Suite 4900
Tulsa, Oklahoma 74172-0172
Attention: General Counsel and Conflicts
Committee Chair
Telecopy: (918) 573-5942

The General Partner and/or the Partnership may change its address for notices by providing notice to the other in accordance with this Section 4.
5. Entire Agreement
There are no representations, conditions, agreements or understandings with respect to this Agreement other than as set forth or referred to in this Agreement. No provision of this Agreement may be amended or waived except by a written instrument executed by the General Partner and Partnership. Notwithstanding anything else herein set forth, this Agreement constitutes the entire agreement between the Partnership and the General Partner with respect to the subject matter hereof and cancels and supersedes any prior guarantees, agreements and understandings between such parties with respect thereto.
6. Successors and Assigns
This Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the General Partner and the Partnership. This Agreement shall not be assigned or otherwise transferred, in whole or in part, without the prior written consent of the non-assigning party.
7. Governing Law
This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of law.
8. Action by Partnership
With respect to any action, notice, consent, approval or waiver that is required to be taken or given or that may be taken or given by the Partnership pursuant to this Agreement, such action, notice, consent, approval or waiver shall be taken or given by the Conflicts Committee on behalf of the Partnership.
9. Severability
If any provision of this Agreement or the application thereof to any person, entity or circumstance shall be held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.
10. Counterparts
This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.
*       *       *       *       *

     EXECUTED as of the date first above written.

WILLIAMS PARTNERS GP LLC
By:	/s/ Donald R. Chappel
	Name:	Donald R. Chappel
	Title:	Chief Financial Officer

WILLIAMS PARTNERS L.P.
By:	Williams Partners GP LLC,
its general partner

By:	/s/ Donald R. Chappel
	Name:	Donald R. Chappel
	Title:	Chief Financial Officer

Signature Page to the Limited Call Right Forbearance Agreement